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Exhibit 10.41
                            CHANGE IN CONTROL AGREEMENT

          THIS CHANGE IN CONTROL AGREEMENT ("Agreement") is made as of February 17, 1999 by and between McWhorter Technologies, Inc., a Delaware corporation (the "Company") and Louise M. Tonozzi-Frederick (the "Employee").

          WHEREAS, Company considers the maintenance of a motivated management group to be essential to protecting and enhancing the best interests of Company and its stockholders and to that end Company has determined to provide benefits to certain management employees in the event their employment is terminated following a Change in Control of Company; and

          WHEREAS, Employee is a member of Company's management group and Company has determined that to reinforce and encourage the continued attention and dedication of Employee to his duties, free from distractions which could arise in anticipation of or subsequent to a Change in Control of Company, it should enter into this Agreement with the Employee;

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, Company and Employee agree as follows:

     1. TERM AND NATURE OF AGREEMENT. This Agreement shall commence as of the date hereof and shall continue in effect until February 17, 2002. As of February 17, 2002 and each third February 17th occurring thereafter, this Agreement shall be automatically renewed for a term of three (3) years unless Company gives written notice to Employee at least 90 days prior to the renewal date that this Agreement will not be extended. Notwithstanding the foregoing, if a Change in Control (as hereinafter defined) occurs during the last two (2) years of any term of this Agreement, the term of this Agreement shall automatically be extended for a period of twenty-four (24) months after the end of the month in which the Change in Control occurs. Furthermore, Employee may terminate this Agreement at any time by giving Company 30 days' advance written notice. This Agreement shall be construed and enforced under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") as an unfunded welfare benefit plan. The Agreement shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee").

     2. SEVERANCE BENEFITS FOLLOWING A CHANGE IN CONTROL. If Employee's employment with Company is terminated within twenty-four (24) months following a Change in Control, Employee shall be entitled to the following severance benefits (in addition to any non-severance compensation and benefits provided for under any of Company's employee benefit plans, policies and practices or under the terms of any other contracts, but in lieu of any severance pay under any Company employee benefit plan, policy and practice or under the terms of any other contract including any employment contract):

     (a) If Employee's employment is terminated by reason of Employee's disability, retirement or death of by Employee other than for Good Reason, the Company shall pay Employee his full base salary through the Date of Termination at the rate in effect at the time of

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termination (or the date of death in the case of Employee's death), plus any bonus or incentive compensation award which, pursuant to the terms of any compensation or incentive plan, Employee is entitled to receive but which has not yet been paid.

     (b) If Employee's employment is terminated for Cause, Company shall pay Employee his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given plus any bonus or incentive compensation award which, pursuant to the terms of any compensation or incentive plan, Employee is entitled to receive but which has not yet been paid.

     (c) If Employee's employment is terminated by Company other than for Cause or by Employee for Good Reason, then:

          (i) Within five (5) days after the Date of Termination, Company shall pay Employee his full base salary through the Date of Termination at the greater of the rate in effect at the time the Change in Control occurred or the rate in effect when the Notice of Termination was given plus an amount equal to 100% of Employee's Target Annual Bonus (as defined below).

          (ii) Company shall pay Employee a gross severance benefit equal to (i) 2 times Employee's Annual Base Salary at the greater of the rate in effect at the time the Change in Control occurred or the rate in effect when Notice of Termination was given plus (ii) 2 times Employee's Target Annual Bonus. The severance benefit shall be paid in a lump sum within 30 days of Employee's Termination. Employee's "Annual Base Salary" shall mean the yearly salary rate established from time to time by Company as Employee's regular salary for the next succeeding twelve (12) month period, payable pursuant to the Company's payroll on a periodic basis and Employee's "Target Annual Bonus" shall mean the maximum available normal bonus Employee could earn under Company's bonus program for the year in which his Date of Termination occurs.

          (iii) Any outstanding options to purchase stock of Company held by Employee shall immediately vest and become exercisable in full in accordance with their terms and the provisions of the Company's 1994 Stock Incentive Plan and 1996 Incentive Stock Plan and any other stock option plan or arrangement of the Company.

          (iv) The restrictions on any shares of restricted stock held by Employee which have not yet terminated will terminate immediately.

          (v) Company shall pay the costs of a reasonable outplacement service until Employee is employed on a full time basis.

          (vi) For all purposes of Employee's participation in the Company's Deferred Compensation Plan (the "Plan"): (a) the definition of Change in Control contained in this Agreement shall govern and be deemed to be the definition of "Change in Control" applicable to the Plan, notwithstanding any provisions of the Plan, including Section 1.17, to the contrary, and (b) the provisions of Section 3.9 (d) of the Plan and any similar successor provisions shall not be applicable.

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          (vii)     Until the earlier of the second anniversary of the
     Termination or the date on which Employee becomes employed by a new employer, Company shall, at its expense, provide Employee and Employee's family members with medical, dental, life insurance, disability and accidental death and dismemberment benefits at the highest level provided to Employee and Employee's family members during the period beginning immediately prior to the Change of Control and ending on the Date of Termination, PROVIDED, HOWEVER, that if Employee become employed by a new employer which maintains a major medical plan that either (i) does not cover Employee and Employee's family members with respect to a pre-existing condition which was covered under the Company's major medical plan, or (ii) does not cover Employee and Employee's family members for a designated waiting period, Employee's coverage under the Company's major medical plan shall continue (but shall be limited in the event of noncoverage due to a preexisting condition, to the preexisting condition itself) until the earlier of the end of the applicable period of noncoverage under the new employer's plan or the second anniversary of the Date of Termination.

     3. EXCISE TAX 280G GROSS UP. In the event it shall be determined that any payment or benefit provided under Paragraph 2(c) above together with any other payments or benefits Employee is entitled to receive by reason of his termination (a "Payment") would be subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986 ("Code"), or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. Payment of the Gross-Up Payment shall be subject to the following:

          (a) Subject to paragraph 3(b) below, the determination of whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment shall be made by an accounting firm (the "Accounting Firm") selected by the Company from among the following: Arthur Andersen & Co., KPMG Peat Marwick, Price Waterhouse Coopers, and Deloitte & Touche. The Company will notify Employee of the identity of the Accounting Firm within fifteen (15) business days of Employee's Termination and the Accounting Firm shall provide detailed supporting calculations to Company and Employee within thirty (30) business days of being requested by Employee to make a Gross-Up Payment determination. If the Accounting Firm determines that a Gross-Up Payment is required, the Gross-Up Payment so determined shall be paid within five (5) days after the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall so advise Employee in writing. The Accounting Firm's determinations shall be binding upon Company and Employee. If, following the exhaustion of Company's remedies under paragraphs (b) and (c) below, Employee is required to pay an Excise Tax, the Accounting Firm shall make a determination of the amount of any underpayment in any previous Gross-Up Payment and any underpayment shall be paid promptly by Company to Employee.

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          (b)       Employee shall notify Company in writing of any claim by the
     Internal Revenue Service that, if successful, would require Company to make a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Employee is informed in writing of such claim and shall apprise Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the thirty
     (30) day period following the date on which it give such notice to Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall (i) give Company any information reasonably requested by Company relating to such claim, (ii) take such action in connection with contesting such claim as Company shall reasonably request in writing, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Company, (iii) cooperate with Company in good faith in order to effectively contest such claim and (iv) permit Company to participate in any proceedings relating to such claim; provided, however, that Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax
     (including interest and penalties with respect hereto) imposed as a result of such representation and payment of costs and expenses.

          (c)       Without limitation on the foregoing provisions of this
     Section 3, Company shall control all proceedings taken in connection with contesting a claim by the Internal Revenue Service and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Company shall determine; provided, however, that if Company directs Employee to pay such claim and sue for a refund, Company shall advance the amount of such payment to Employee on an interest-free basis, and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further that if Employee is required to extend the statute of limitations to enable Company to contest such claim, Employee may limit this extension solely to such contested amount. Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by Employee of an amount advanced by Company pursuant to paragraph 3(c) above, Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to Company's complying with the requirements of paragraphs 3(b) and (c)) promptly pay to Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

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          (e)       If, after the receipt by Employee of any amount advanced by
     Company under paragraph 3(c), a determination is made that Employee shall not be entitled to any refund with respect to such claim and Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     4. NON-SOLICITATION AND NON-COMPETITION. In consideration for the severance benefits called for under paragraph 2(c) and Section 3 above, Employee agrees that during the 24-month period following his Date of Termination (the "Severance Period"), Employee:

          (a) will not, without the prior written consent of Company, alone or in association with others, solicit on behalf of Employee, or any other person, firm, corporation or entity, any employee of Company, or any of its operating divisions, subsidiaries or affiliates, for employment with a person, firm, corporation or entity which competes with Company, or any of its divisions, subsidiaries or affiliates.

          (b) will not, without the prior written consent of Company, directly or indirectly, engage or invest in, counsel or advise or be employed by any other person, firm, corporation or entity engaged in or conducting business which is the same as, or competing with, the business being conducted by Company, or any of its operating divisions, subsidiaries or affiliates, in any area or territory in which Company, or such operating divisions, subsidiaries or affiliates, shall be conducting business during the Severance Period. Notwithstanding the foregoing, Employee shall be entitled to passively own not more than four and nine-tenths percent (4.9%) of any publicly held entity engaged in any business in which Company, or any of its operating divisions, subsidiaries or affiliates, shall be engaged during said period.

Should Employee fail to comply with the non-solicitation and/or non-competition restrictions contained in this Section 4, this Agreement shall immediately terminate and Employee shall forfeit any remaining unpaid benefits under this Agreement.

     5. OTHER EMPLOYMENT. Employee shall not be required to mitigate the amount of any payment or benefit provided for under this Agreement by seeking other employment or otherwise nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Employee as a result of other employment. Payment to Employee pursuant to this Agreement shall constitute the entire obligation of Company for severance pay and full settlement of any claim for severance pay under law or in equity that Employee might otherwise assert against Company or any of its employees, officers or directors on account of Employee's termination.

     6. CHANGE IN CONTROL. For purposes of this Agreement a "Change in Control" shall have occurred if:

          (a) any "Person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")) other than Company, any corporation owned, directly or indirectly, by the stockholders of Company in


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     substantially the same proportions as their ownership of stock of Company, and any trustee or other fiduciary holding securities under a Company employee benefit plan or such proportionately owned corporation, becomes the "beneficial owner" (as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing 20% or more of the combined voting power of Company's then outstanding securities;

          (b) during any period of not more than 24 months, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a Person who has entered into an agreement with Company to effect a transaction described in paragraph (a), (c), or (d) of this Section 6) whose election by the board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directs then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

          (c) the stockholders of Company approve a merger or consolidation of Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of Company (or similar transaction) in which no Person acquires more than 20% of the combined voting power of Company's then outstanding securities; or

          (d) the stockholders of Company approve a plan of compete liquidation of Company or an agreement for sale or disposition by Company of all or substantially all of its assets (or any transaction having a similar effect).

Company may also determine, in its discretion, that a sale of a substantial portion of its assets or one of its businesses constitutes a "Change of Control" with respect to Employee if Employee is employed in the affected operation.

     7. TERMINATIONS FOR CAUSE AND GOOD REASON. Employee will be considered to have been terminated for "Cause" if the termination is by reason of Employee willfully engaging in conduct demonstrably and materially injurious to the Company, Employee being convicted of or pleading guilty or nolo contendre to a crime involving moral turpitude or Employee's willful and continued failure for a significant period of time to perform Employee's duties after a demand for substantial performance has been delivered to Employee by the Board of Directors of Company which demand specifically identifies the manner in which the Boar believes that Employee has not substantially performed his duties. Employee's termination shall be considered to have been for "Good Reason" if Employee's termination is by reason of the occurrence of any of the following events within 24 moths following a Change in Control without Employee's express written consent:

          (a) any change in Employee's authorities, duties, responsibilities (including reporting responsibilities) or performance criteria or objectives or a change of more than

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     20 miles in Employee's place of employment which, in Employee's judgment, represents an adverse change; the assignment to Employee of any duties or work responsibilities which, in his reasonable judgment, are inconsistent with such authorities or responsibilities; or any removal of Employee from, or failure to reappoint or reelect him to any of such positions, except if any such changes are because of disability, retirement or Cause;

          (b) a reduction in or failure to pay any portion of Employee's Annual Base Salary as in effect on the date of the Change in Control or as the same may be increased from time to time thereafter;

          (c) the failure by Company to provide Employee with compensation and benefits (including, without limitation, incentive, bonus and other compensation plans and any vacation, medical, hospitalization, life insurance, dental or disability benefit plan), or cash compensation in lieu thereof, which are, in the aggregate, no less favorable than those provided by Company to Employee immediately prior to the occurrence of the Change in Control;

          (d)       any breach by Company of any provision of this Agreement;
     and

          (e) the failure of Company to obtain a satisfactory agreement from any successor or assign of Company to assume and agree to perform this Agreement, as required in Section 9 of this Agreement.

Employee's continued employment after the expiration of six months from any action which would constitute Good Reason under paragraph 7(a) above shall constitute a waiver of rights with respect to such action constituting Good Reason under this Agreement.

     8. NOTICE OF TERMINATION. Any purported termination of employment by Company or by Employee shall be communicated by a written Notice of Termination to the other party which notice is given in accordance with Section 11 of this Agreement. No termination shall be effective without such a Notice of Termination. The Notice of Termination shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment and shall specify the Date of Termination. The "Date of Termination" shall mean the date specified in the Notice of Termination provided that in no case shall the date be less than thirty (30) days or more than sixty
(60) days after the date of Notice of Termination is given.  If within thirty
(30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined wither by mutual written agreement of the parties, or by the final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been taken).

     9. SUCCESSORS. Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent Company would be required to perform if no such succession or assignment had taken place. As used in this Agreement, "Company" shall include

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any successor or assign to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise. This Agreement shall inure to the benefit of and be enforceable by Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's named beneficiary and if there is no such named beneficiary, to Employee's estate in a lump sum.

     10. FEES AND EXPENSES. Company shall pay all reasonable legal fees and related expenses (including the reasonable costs of experts, evidence and counsel), when and as incurred by Employee, as a result of contesting or disputing any termination of employment of Employee following a Change in Control whether or not such contest or dispute is resolved in Employee's favor but only if Employee was seeking in good faith to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under with Employee is or may be entitled to receive benefits.

     11. NOTICE. Any notice or other communication provided for or required by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other or to such other address as either party may have furnished to the other in writing.

     12. MODIFICATIONS, WAIVERS AND SURVIVAL OF OBLIGATIONS. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by Employee and Company. A waiver of any condition or provision of this Agreement shall be limited to the terms an conditions of such waiver and shall not be construed as a waiver of any similar or dissimilar provisions or conditions at any time. The obligations of Company under Sections 2 and 3 shall survive the expiration of the term of this Agreement.

     13. CLAIMS PROCEDURE. Any claim for benefits under this Agreement by Employee shall be made in writing.

     14. GOVERNING LAW. The laws of Illinois shall be controlling in all matters relating to this Agreement to the extent not preempted by ERISA.

     15. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     16. ENTIRE AGREEMENT. The Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreement, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

     17. ACTION BY COMPANY. Any action required of or permitted by Company under this Agreement shall be by resolution of its Board of Directors, by resolution of a duly authorized


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committee of its Board of Directors, or by a person or persons authorized by resolutions of its Board of Directors or such committee.

     18. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     19. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit Employee's continuing or future participation in any benefit, bonus, incentive or other plan or program provide by Company and for which Employee may qualify, nor shall anything herein limit or reduce such rights as Employee may have under any other agreements with Company. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan or program of Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

                                   McWHORTER TECHNOLOGIES, INC.


                                   By:    /s/ Jeffrey M. Nodland
                                         ------------------------
                                   Its:  President and Chief Executive Officer

                                         /s/ Louise M. Tonozzi-Frederick
                                         -------------------------------
                                          Employee